Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 15, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Wind River Systems, Inc., which appears in Wind River’s Annual Report on Form 10 K for the year ended January 31, 2005.

/s/ PricewaterhouseCoopers LLP

San Jose, California

June 23, 2005